As filed with the Securities and Exchange Commission on January 7, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

PACER INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Tennessee	62-0935669
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2300 Clayton Road Concord, California 94520 (877) 917-2237 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Donald C. Orris

Chairman, President and Chief Executive Officer

5251 DTC Parkway, Suite 1000

Denver, Colorado 80111

(303) 694-5730

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copies to:

Dominick P. DeChiara, Esq.

O’Melveny & Myers, LLP

30 Rockefeller Plaza

New York, New York 10112

(212) 408-2400

Approximate date of commencement of proposed sale to public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box  ☐.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box  ☒.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering  ☐.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering  ☐.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box  ☐.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share or Other Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Primary Offering:

Common Stock, $.01 par value(3)

Warrants(4)

Preferred Stock $0.01 par value(5)

Total Primary Offering	$150,000,000		$150,000,000(6)	$12,135(2)

Secondary Offering:
Common stock being sold by selling stockholders	8,702,893	$20.55(7)	$178,844,451.15(7)	$14,469(2)(7)

Total Primary and Secondary Offerings	$328,844,451.15		$328,844,451.15	$26,604

(1)	For the primary offering, the aggregate amount of any class of securities to be registered, the proposed maximum offering price per share or other unit and proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.
(2)	The registration fee for the Primary Offering has been calculated pursuant to Rule 457(o) under the Securities Act. The registration fee for the Secondary Offering has been calculated by reference to the high and low sales price of our common stock reported on The Nasdaq National Market on December 31, 2003 in accordance with Rule 457(c) under the Securities Act.
(3)	Subject to note 6 below, there is being registered hereunder an indeterminate number of shares of common stock as may be sold from time to time by the registrant, and an indeterminate number of shares of common stock as may be issued from time to time upon conversion or exercise of any preferred stock or warrants issued under this registration statement.
(4)	Subject to note 6 below, there is being registered hereunder an indeterminate number of warrants to purchase common or preferred stock of one or more series.
(5)	Subject to note 6 below, there is being registered hereunder an indeterminate number of shares of preferred stock as may be sold from time to time by the registrant, and an indeterminate number of shares of preferred stock as may be issued from time to time hereunder upon conversion of preferred stock or exercise of warrants.
(6)	In no event will the aggregate offering price of all securities issued from time to time pursuant to this registration statement exceed $150,000,000. The securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(7)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated January 7, 2004

PROSPECTUS

$150,000,000

PACER INTERNATIONAL, INC.

Common Stock

Preferred Stock

Warrants

We may offer and sell, from time to time, in one or more offerings, any combination of the securities which we describe in this prospectus having a total initial offering price not exceeding $150,000,000. The Selling Stockholders may offer and sell, from time to time, an aggregate of up to 8,702,893 shares of common stock under this prospectus. We will not receive any proceeds from the sale of common stock by the Selling Stockholders. See “Use of Proceeds” on page 14 and “Selling Stockholders” on page 15.

Any preferred stock which we offer by this prospectus will be new securities without an established trading market.

We will provide the specific terms of the securities we offer in supplements to this prospectus. We urge you to read carefully this prospectus and the accompanying prospectus supplement, which will describe the specific terms of the securities offered, before you make your investment decision.

Our common stock is quoted on The Nasdaq National Market under the symbol “PACR.” On January 6, 2004, the last reported sale price of our common stock was $20.56.

Investing in our securities involves risks. See “ Risk Factors” beginning on page 3.

This prospectus may not be used by us to offer or sell any securities unless accompanied by a prospectus supplement.

The securities may be sold by us or the Selling Stockholders to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable discounts or commissions and over allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. In this prospectus, “our company,” “Pacer International,” “we,” “us” and “our” refer to Pacer International, Inc. and its consolidated subsidiaries, and “Pacer Logistics” refers to our former subsidiary Pacer Logistics, Inc., which was merged into Pacer International, Inc. on June 1, 2003. References to our wholesale operations include our stacktrain and local trucking operations and references to our retail operations include our intermodal marketing, truck brokerage and services, international freight forwarding, supply chain management services and warehousing and distribution. Effective for the fourth quarter of 2003, our local trucking operations have been transferred to the wholesale segment and now report to wholesale segment management. Before the 2003 fourth quarter, local trucking results were included in the retail segment.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with additional or different information. This prospectus and any prospectus supplement may be used only where it is legal to sell these securities. The information in this prospectus and any prospectus supplement may only be accurate as of the date on the front of the document and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or prospectus supplement or any sale of a security.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell common stock, preferred stock and warrants in one or more offerings up to a total dollar amount of $150,000,000. This prospectus provides you with a general description of the securities we may offer and/or the Selling Stockholders may sell. Each time we sell any securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of those securities. In addition, the Selling Stockholders may offer and sell, from time to time, an aggregate of up to 8,702,893 shares of our common stock under this prospectus. In some cases, the Selling Stockholders will also be required to provide a prospectus supplement containing specific information about the Selling Stockholders and the terms on which they are offering and selling our common stock. We may also add, update or change in a prospectus supplement any of the information contained in this prospectus or in documents we have incorporated by reference into this prospectus. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. You should carefully read both this prospectus and the applicable prospectus supplement together with the additional information described under “Where You Can Find More Information About Us” before making an investment decision.

ii

SUMMARY

Pacer International, Inc.

We are a leading non-asset based North American third-party logistics provider. We offer a broad array of logistics and other services to facilitate the movement of freight from origin to destination. Our services include wholesale stacktrain services (cost-efficient, two-tiered rail transportation for containerized shipments) and local trucking; and retail intermodal marketing, trucking brokerage and services, warehousing and distribution, international freight forwarding, and supply-chain management services.

We are incorporated under the laws of the state of Tennessee. Our executive offices are located at 2300 Clayton Road, Concord, California, 94520 and our telephone number is (877) 917-2237. Our website is located at www.pacer-international.com. Information contained on our website does not constitute a part of this prospectus.

The Securities We May Offer

We may offer shares of our common stock, preferred stock and warrants to purchase any of such securities, with a total value of up to $150,000,000 from time to time under this prospectus at prices and on terms to be determined at the time of offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities.

In addition, the Selling Stockholders may offer and sell, from time to time, an aggregate of up to 8,702,893 shares of our common stock under this prospectus. In some cases, the Selling Stockholders will also be required to provide a prospectus supplement containing specific information about the Selling Stockholders and the terms on which they are offering and selling our common stock.

The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus.

This prospectus may not be used by us to offer or sell any securities unless accompanied by a prospectus supplement.

We or the Selling Stockholders may sell the securities directly to or through underwriters, dealers or agents. We and our underwriters, dealers or agents reserve the right to accept or reject all or part of any proposed purchase of securities. If our securities are offered through underwriters, dealers, or agents, we will include in the applicable prospectus supplement:

•	the names of those underwriters, dealers or agents;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

Common Stock. We may issue, and the Selling Stockholders may offer and sell, shares of our common stock from time to time. Holders of our common stock are entitled to dividends as our board of directors may declare from time to time from funds legally available therefor, subject to the preferential rights of the holders of any shares of our preferred stock that we may issue in the future. The holders of our common stock are entitled to one vote for each share held of record on any matter to be voted upon by stockholders. Our charter does not provide for cumulative voting in connection with the election of directors. There are no preemptive, conversion, redemption or sinking fund provisions applicable to our common stock. Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share ratably in all assets remaining after payment to creditors and subject to prior distribution rights of any shares of preferred stock that we may issue in the future. All of the outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock. We may issue shares of our preferred stock from time to time. Under our charter, our board of directors, without further action by our stockholders, is authorized to issue up to 50,000,000 shares of preferred stock in one or more classes or series. The board may fix the rights, preferences and privileges of the preferred stock, along with any limitations or restrictions, including voting powers, dividend rights, conversion rights, redemption privileges and preferences on liquidation and may increase or decrease the size of any such class or series (but not below the number of shares of any class or series of preferred stock then outstanding) to the extent permitted by Tennessee law. The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock. The issuance of preferred stock could also have the effect, under certain circumstances, of delaying, deferring or preventing a change of control of our company.

Warrants. We may issue warrants for the purchase of common stock and/or preferred stock in one or more series, from time to time. We may issue warrants independently or together with common stock and/or preferred stock, and the warrants may be attached to or separate from those securities.

The warrants will be evidenced by warrant certificates issued under one or more warrant agreements, which are contracts between us and an agent for the holders of the warrants. In this prospectus, we have summarized certain general features of the warrants. We urge you, however, to read the prospectus supplements related to the series of warrants being offered, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants. Warrant agreements and warrant certificates containing the terms of any warrants we offer will be incorporated by reference into the registration statement, of which this prospectus is a part, from reports we file with the SEC.

RISK FACTORS

An investment in our securities is risky. Prior to making a decision about investing in our securities, you should carefully consider the specific risks discussed under “Risk Factors” in both the prospectus and the applicable prospectus supplement, together with all of the other information contained in this prospectus and the prospectus supplement or incorporated by reference in this prospectus. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of the risks or uncertainties described below or any such additional risks and uncertainties actually occur, our business, results of operations and financial condition could be materially and adversely affected. In that case, the trading price of the securities being offered by this prospectus and the applicable prospectus supplements could decline, and you might lose all or part of your investment.

Risk Factors Relating to our Common Stock and Other Securities

We have a single stockholder who can substantially influence the outcome of all matters voted upon by our stockholders and prevent actions which a stockholder may otherwise view favorably.

Apollo Management, L.P. (“Apollo Management”) currently beneficially owns 23.4% of our outstanding common stock. As a result, Apollo Management is able to substantially influence all matters requiring stockholder approval, including the election of directors, the approval of significant corporate transactions, such as acquisitions, the ability to block an unsolicited tender offer and any other matter requiring a supermajority vote of stockholders, and will continue to be able to do so after this offering. Although Apollo Management’s beneficial ownership will be reduced by sales of common stock made pursuant to the prospectus, this concentration of ownership could delay, defer or prevent a change in control of our company or impede a merger, consolidation, takeover or other business combination which you, as a stockholder, may otherwise view favorably.

Because we have various mechanisms in place to discourage takeover attempts, a change in control of our company that you as a stockholder may consider favorable could be prevented.

Provisions of our charter and bylaws or Tennessee law may discourage, delay or prevent a change in control of our company that a stockholder may consider favorable. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. These provisions include:

•	authorizing the issuance of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares in order to thwart a takeover attempt;

•	a classified board of directors with staggered, three-year terms, which may lengthen the time required to gain control of the board of directors;

•	prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	requiring super-majority voting to effect particular amendments to our restated charter and amended bylaws;

•	limitations on who may call special meetings of stockholders;

•	requiring all stockholder actions to be taken at a meeting of the stockholders unless the stockholders unanimously agree to take action by written consent in lieu of a meeting;

•	establishing advance notice requirements for nominations of candidates for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings; and

•	prohibiting business combinations with interested stockholders unless particular conditions are met.

As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock. In addition, the Tennessee Greenmail Act and the Tennessee Control Share Acquisition Act may discourage, delay or prevent a change in control of our company.

Future sales of our common stock in the public market may depress our stock price.

The market price of our common stock could decline as a result of sales by our existing stockholders of a large number of shares of our common stock in the market after this offering or the perception that such sales may occur. These sales might also make it more difficult for us to sell additional equity securities at a time and price that we deem appropriate. As of December 26, 2003, there were 37,167,518 shares of common stock outstanding. All of the shares sold pursuant to this prospectus will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, except for any shares purchased by our “affiliates” as defined in Rule 144 under the Securities Act. As of December 26, 2003, 10,014,763 shares of common stock were either “restricted securities” or affiliate securities as defined in Rule 144, including all 8,702,893 shares being offered by the Selling Stockholders pursuant to this prospectus. In addition to the offering by the Selling Stockholders, the remaining 1,311,870 restricted shares may be sold in the future without registration under the Securities Act to the extent permitted under Rule 144 under the Securities Act. Of these remaining 1,311,870 restricted or affiliate securities, 889,873 shares are presently eligible for sale under Rule 144 subject to applicable holding period, volume limitations, manner of sale and notice requirements set forth in applicable SEC rules and 421,997 shares of the restricted securities are presently saleable without regard to these restrictions under Rule 144(k).

As of December 26, 2003, we have 3,671,079 shares of common stock reserved for issuance under our stock option plans, of which options to purchase 2,047,618 shares were outstanding as of December 26, 2003.

There is no current market for any of our securities other than our common stock.

Our common stock, which trades in the Nasdaq National Stock Market, is the only class of our securities presently outstanding. Information regarding any application to list any other securities which we may offer will be included in the prospectus supplement relating to such securities. However, any other securities which we may offer pursuant to this prospectus and a prospectus supplement might not be eligible for listing on any stock exchange or other securities market, or a public market in any such other securities might not develop. If a public market does develop, the volume of trading, the level of liquidity or prices in any such market might not be adequate to allow investors to promptly sell their securities at prices equal to or greater than the original offering price or their purchase price in such market, as the case may be.

Risks Related to our Business

We are dependent upon third parties for equipment and services essential to operate our business and if we fail to secure sufficient equipment or services, we could lose customers and revenues.

We are dependent upon transportation equipment such as chassis and containers and rail, truck and ocean services provided by independent third parties. We, along with competitors in our industry, have experienced equipment shortages in the past, particularly during the peak shipping season in October and November. If we cannot secure sufficient transportation equipment or transportation services from these third parties to meet our customers’ needs, customers may seek to have their transportation and logistics needs met by other third parties on a temporary or permanent basis, and as a result, our business, results of operations and financial position could be materially adversely affected.

If we have difficulty attracting and retaining agents and independent contractors, our results of operations could be adversely affected.

We rely extensively on the services of agents and independent contractors to provide our trucking services. We rely on a fleet of vehicles which are owned and operated by independent trucking contractors and on agents representing groups of trucking contractors to transport customers’ goods by truck. Although we believe our relationships with our agents and independent contractors are good, we may not be able to maintain our relationships with them. Contracts with agents and independent contractors are, in most cases, terminable upon short notice by either party. If an agent terminates its relationship with us, some customers and independent contractors with whom such agent has a direct relationship may also terminate their relationship with us. We may have trouble replacing our agents and independent contractors with equally qualified persons. We compete with transportation service companies and trucking companies for the services of agents and with trucking companies for the services of independent contractors and drivers. The pool of agents, contractors and drivers from which we draw is limited, and therefore competition from other transportation service companies and trucking companies has the effect of increasing the price we must pay to obtain their services. The industry is currently experiencing a shortage of independent contractors resulting in increased compensation expenses to us and our competitors who also rely on them. In addition, because independent contractors are not employees, they may not be as loyal to our company, requiring us to pay more to retain their services. If we are unable to attract or retain agents and independent contractors or need to increase the amount paid for their services, our results of operations could be adversely affected and we could experience difficulty increasing our business volume.

If we make future acquisitions, they may be financed in a way that reduces our reported earnings or imposes additional restrictions on our business.

If we make future acquisitions, we may issue shares of capital stock that dilute other stockholders, incur debt, assume significant liabilities or create additional expenses related to intangible assets, any of which might reduce our reported earnings or reduce earnings per share and cause our stock price to decline. In addition, any financing that we might need for future acquisitions may be available to us only on terms that restrict our business.

Competition in our industry causes downward pressure on freight rates that could adversely affect our business.

The transportation services industry is highly competitive. Our retail businesses compete primarily against other domestic non-asset based transportation and logistics companies, asset-based transportation and logistics companies, third-party freight brokers, shipping departments of our customers and other freight forwarders. Our wholesale business competes primarily with over-the-road full truckload carriers, conventional intermodal movement of trailers on flat cars, and containerized intermodal rail services offered directly by railroads. Some of our competitors have substantially greater financial, marketing and other resources than we do, which may allow them to better withstand an economic downturn, reduce their prices more easily than we can or expand or enhance the marketing of their products. There are a number of large companies competing in one or more segments of our industry, although the number of companies with a global network that offer a full complement of logistics services is more limited. Depending on the location of the customer and the scope of services requested, we must compete against both the niche players and larger entities. In addition, customers are increasingly turning to competitive bidding situations involving bids from a number of competitors, including competitors that are larger than we are. We also face competition from Internet-based freight exchanges, or electronic bid environments, which attempt to provide an online marketplace for buying and selling supply chain services. Historically, competition has created downward pressure on freight rates. In particular, we have experienced downward pressure in the pricing of our wholesale and retail services that has reduced our revenues and operating results. Continuation of this rate pressure may materially adversely affect our revenues and income from operations. In particular, continued pricing pressure in our wholesale segment, particularly from our railroad competitors in the intermodal business, could adversely affect the yields of our intermodal product.

A decrease in intermodal volume shipments would adversely affect our revenues and operating results.

A decrease in intermodal transportation services resulting from general economic conditions or other factors such as work stoppages or price competition from other modes of transportation service would have an adverse effect on our revenues and operating results. The economic downturn that began in the fourth quarter of 2000 resulted in a significant decrease in aggregate domestic intermodal car volumes based on data compiled by the Association of American Railroads. This downturn adversely affected our 2001 operating results and our 2002 gross revenues.

Our customers who are also competitors could transfer their business to their non-competitors which would decrease our profitability.

As a result of our company operating in two distinct but related intermodal segments, we buy and sell transportation services from and to many companies with which we compete. For example, Hub Group, GST Corp and Alliance Shippers, three of the 10 largest customers of our wholesale operations, who accounted for 22% of the 2002 revenues of our wholesale operations, are also competitors of our retail operations. It is possible that these customers could transfer their business away from us to other companies with which they do not compete. The loss of one or more of these customers could have a material adverse effect on the profitability of our wholesale operations. In addition, rather than outsourcing their transportation logistics requirements to us, some of our customers could decide to provide these services internally which could further adversely affect our business volumes and revenues.

Our revenues could be reduced by the loss of major customers.

We have derived, and believe we will continue to derive, a significant portion of our revenues from our largest customers. In 2002, Union Pacific and Ford accounted for approximately 8% and 7%, respectively, of our gross revenues and our 10 largest customers accounted for approximately 43% of our gross revenues. The loss of one or more of our major customers could have a material adverse effect on our revenues, business and prospects.

Work stoppages or other disruptions at sea ports could adversely affect our operating results.

A significant portion of the freight moved by us for our customers originates at ports on the West Coast. Freight arriving at West Coast ports must be offloaded from ships by longshoremen, none of whom are our employees. On September 29, 2002 (during our fiscal fourth quarter of 2002), West Coast ports were shut down as a result of a labor dispute. On October 9, 2002, the ports were re-opened as a result of a court order implementing provisions of the Taft-Hartley Act. Third-party international loadings and re-positioning revenue from our wholesale segment were adversely impacted during the shutdown of the ports. In addition, railcar utilization declined during the shutdown, impacting railcar revenues. Our retail segment was also impacted by the shutdown, with local trucking and harbor drayage on the West Coast experiencing lower volumes, and our international freight forwarding operations were impacted due to reduced ship sailings. In January 2003, a new six-year contract was agreed to by the International Longshore and Warehouse Union and the Pacific Maritime Association. However, any additional work stoppage or slowdown or other disruption, such as resulting from an act of terrorism or war, could adversely affect our operating income and cash flows in both our wholesale and retail segments.

Service instability in the railroad industry could increase costs and decrease demand for our intermodal services.

We depend on the major railroads in the United States for substantially all of the intermodal transportation services we provide. In many markets, rail service is limited to a few railroads or even a single railroad. Any reduction in service by the railroads with which we have relationships is likely to increase the cost of the rail-based services we provide and reduce the reliability, timeliness and overall attractiveness of our rail-based services. For example, from 1997 to 1999, service disruptions related to consolidation and restructuring in the railroad industry interrupted intermodal service throughout the United States. Service problems arising from prior mergers in the railroad industry appear to be largely resolved. However, consolidation and restructuring could continue to occur in the railroad industry and it is possible that future service disruptions could result, which would decrease the efficiency of our wholesale business. Although we were not substantially adversely affected by past service disruptions, we could be substantially affected by service disruptions in the future. In addition, because the railroads’ workforce is generally subject to collective bargaining agreements, our business could be adversely affected by labor disputes between the railroads and their union employees. Our business could also be adversely affected by a work stoppage at one or more railroads or by other conditions such as adverse weather or an act of terrorism or war that hinder the railroads’ ability to provide transportation services. Such an adverse effect could be material if the work stoppage or other adverse conditions have a material effect on major railroad interchange facilities or areas through which significant amounts of our rail shipments pass, such as the Los Angeles and Chicago gateways. In addition, railroads are relatively free to adjust shipping rates up or down as market conditions permit. Although the application of rate increases to our wholesale business is limited by our long-term contracts with the railroads, such increases could result in higher costs to our customers and decreased demand for our services.

As we expand our services internationally, we may become subject to international economic and political risks.

A portion of our business is providing services internationally. International revenues accounted for 9% of our gross revenues in 2002. Doing business outside the United States subjects us to various risks, including changing economic and political conditions, major work stoppages, exchange controls, currency fluctuations, armed conflicts and unexpected changes in United States and foreign laws relating to tariffs, trade restrictions, transportation regulations, foreign investments and taxation. Significant expansion in foreign countries will expose us to increased risk of loss from foreign currency fluctuations and exchange controls as well as longer accounts receivable payment cycles. We have no control over most of these risks and may be unable to anticipate changes in international economic and political conditions and, therefore, unable to alter our business practices in time to avoid the adverse effect of any of these changes.

We have an extensive relationship with our former parent, APL Limited, and we depend on APL Limited for essential services. Our business and results of operations could be adversely affected if APL Limited failed or refused to provide such services or terminated the relationship.

Pursuant to long-term contracts, APL Limited, the former owner of our wholesale stacktrain services business, supplies us with chassis from its equipment fleet for the transport of international freight on behalf of other international shippers. In addition, we transport APL Limited’s international cargo on our stacktrain network to locations in the United States using the chassis and equipment supplied by APL Limited. The additional wholesale volume attributable to the transport of APL Limited’s international cargo contributes to our ability to obtain favorable provisions in our rail contracts. APL Limited pays us a fee for repositioning its empty containers within North America so that the containers can be reused in trans-Pacific shipping operations. In addition, APL Limited is currently providing us with computers, software and other information technology necessary for the operation of our wholesale stacktrain business. If any of our contracts with APL Limited were terminated or if APL Limited were unwilling or unable to fulfill its obligations to us under the terms of these contracts, our business, results of operations and financial position could be materially adversely affected.

If we fail to develop, integrate, upgrade or replace our information technology systems, we may lose orders and customers or incur costs beyond our expectations.

Increasingly, we compete for customers based upon the flexibility and sophistication of our technologies supporting our services. The failure of the hardware or software that supports our information technology systems, the loss of data contained in the systems, or the inability to access or interact with our website, could significantly disrupt our operations, prevent customers from making orders, or cause us to lose orders or customers. If our information technology systems are unable to handle additional volume for our operations as our business and scope of services grow, our service levels, operating efficiency and future freight volumes will decline. In addition, we expect customers to continue to demand more sophisticated, fully integrated information systems from their supply chain management service providers. If we fail to hire and retain qualified personnel to implement and maintain our information technology systems or if we fail to upgrade or replace our information technology systems to handle increased volumes, meet the demands of our customers and protect against disruptions of our operations, we may lose orders and customers that could seriously harm our business.

We are currently engaged in arbitration with an unrelated third-party developer seeking damages for the developer’s failure to complete a contract to develop a stand-alone information technology system to replace APL Limited’s computer system used by our wholesale division. We have capitalized an aggregate of $11.5 million for the acquisition and development of software in connection with this conversion project, including $6.9 million paid to the third party developer involved in the arbitration. While we believe that it is probable that software being developed for internal use will be completed and placed in service, if facts and circumstances change which would indicate that it is no longer probable that the computer software under development will be completed and placed in service, we may need to recognize an impairment of the previously capitalized software.

If we lose key personnel and qualified technical staff, our ability to manage the day-to-day aspects of our business will be weakened.

We believe that the attraction and retention of qualified personnel is critical to our success. If we lose key personnel or are unable to recruit qualified personnel, our ability to manage the day-to-day aspects of our business will be weakened. Our operations and prospects depend in large part on the performance of our senior management team. The loss of the services of one or more members of our senior management team, particularly Donald C. Orris, our chairman, president and chief executive officer, could have a material adverse effect on our business, financial condition and results of operation. You should be aware that we face significant competition in the attraction and retention of personnel who possess the skill sets that we seek. Because our senior management team, particularly Mr. Orris, has unique experience with our company and within the transportation industry, it would be difficult to replace them without adversely affecting our business operations. In addition to their unique experience, our management team has fostered key relationships with our suppliers. Such relationships are especially important in a non-asset based company such as ours. Loss of these relationships could have a material adverse effect on our profitability.

If we fail to comply with or lose any required licenses, governmental regulators could assess penalties against us or issue a cease and desist order against our operations which are not in compliance.

Our retail truck brokerage operation is licensed by the U.S. Department of Transportation (“DOT”) as a broker in arranging for the transportation of general commodities by motor vehicle. The DOT has established requirements for acting in this capacity, including insurance and surety bond requirements. Our truck services operations are regulated as motor carriers by the DOT and various state agencies, subjecting these operations to insurance, surety bond, safety and other regulatory requirements. Our international freight forwarding operation is licensed as an ocean transportation intermediary by the U.S. Federal Maritime Commission. The Federal Maritime Commission regulates ocean freight forwarders and nonvessel operating common carriers like us that contract for space with the actual vessel operators and sell that space to commercial shippers and other non-vessel operating common carriers for freight originating and/or terminating in the United States. Non-vessel operating common carriers must publish and maintain tariffs for the movement of specified commodities into and out of the United States. The Federal Maritime Commission may enforce these regulations by instituting proceedings seeking the assessment of penalties for violations of these regulations. For ocean shipments not originating or terminating in the United States, the applicable regulations and licensing requirements typically are less stringent than in the United States. Our international freight forwarding operation is also licensed, regulated and subject to periodic audit as a customs broker by the Customs Service of the Department of Treasury in each United States custom district in which we do business. In other jurisdictions in which we perform customs brokerage services, we are licensed, where necessary, by the appropriate governmental authority. Our failure to comply with the laws and regulations of any of these governmental regulators, and any resultant suspension or loss of our licenses, could result in penalties or a cease and desist order against any operations that are not in compliance. Such an occurrence would have an adverse effect on our results of operations, financial condition and liquidity.

We, our suppliers and our customers are subject to changes in government regulation which could result in additional costs and thereby affect our results of operations.

The transportation industry is subject to legislative or regulatory changes that can affect its economics. Although we primarily operate in the intermodal segment of the transportation industry, which has been essentially deregulated, changes in the levels of regulatory activity in the intermodal segment could potentially affect us and our suppliers and customers. Our trucking operations and those of the trucking companies and independent contractors we engage are subject to regulation by the DOT and various state and local agencies, which govern such activities as authorization to engage in motor carrier operations, safety, and insurance requirements. On January 4, 2004, revised DOT hours of service regulations became effective. These revised regulations could reduce the potential or practical amount of time that drivers can spend driving, if shippers are unwilling to assist in managing the drivers’ non-driving activities, such as loading, unloading, and waiting. They may also affect the ability to make timely deliveries. If these changes increase the amounts charged by the trucking companies and independent contractors we engage to provide transportation to our customers and we cannot pass the additional costs through to our customers, our operating results could be adversely affected. Future laws and regulations may be more stringent and require changes in operating practices, influence the demand for transportation services or require the outlay of significant additional costs. Additional expenditures incurred by us, or by our suppliers, who would pass the costs onto us through higher prices, would adversely affect our results of operation. In addition, we have a substantial number of wholesale customers who provide ocean carriage of intermodal shipments. These wholesale customers as well as our international freight forwarding operations are subject to regulation by the Federal Maritime Commission, U.S. Customs and by other international, foreign, federal and state authorities. Regulatory changes in the ocean shipping or international freight forwarding industries could affect our freight forwarding operations or have a material impact on the competitiveness and/or efficiency of operations of our various ocean carrier customers, which could adversely affect our business.

Our operating results are subject to cyclical fluctuations and our quarterly revenues may also fluctuate, potentially affecting our stock price.

Historically, sectors of the transportation industry have been cyclical as a result of economic recession, customers’ business cycles, increases in prices charged by third-party carriers, interest rate fluctuations and other economic factors such as changes in fuel costs over which we have no control. Increased operating expenses incurred by third-party carriers can be expected to result in higher costs to us, and our net revenues and income from operations could be materially adversely affected if we were unable to pass through to our customers the full amount of increased transportation costs. We have a large number of customers in the automotive and consumer goods industries. If these customers experience cyclical movements in their business activity, due to an economic downturn, work stoppages or other factors over which we have no control, the volume of freight shipped by those customers may decrease and our operating results could be adversely affected. Any unexpected reduction in revenues for a particular quarter could cause our quarterly operating results to be below the expectations of public market analysts or stockholders. In this event, the trading price of our common stock may fall significantly.

If the markets in which we operate do not grow, our business could be adversely affected.

This prospectus and the documents incorporated by reference into this prospectus contain market data related to the transportation and logistics industries and their segments, including the third-party logistics market, and estimates regarding their size and historical growth. These market data have been included in reports published by organizations such as Standard & Poor’s, Cass Information Systems, Armstrong & Associates, the Association of American Railroads, and the American Trucking Association. These industry publications generally indicate that they have derived these data from sources believed to be reasonable, but do not guarantee the accuracy or completeness of the data. While we believe these industry publications to be reliable, we have not independently verified the data or any of the assumptions on which the estimates are based. The failure of the transportation and logistics industries and their segments, including the third-party logistics market, to continue to grow may have a material adverse effect on our business and the market price of our common stock.

Our debt levels may limit our flexibility in obtaining additional financing and in pursuing other business opportunities.

As of September 19, 2003 our long-term debt was $232.1 million. We have the ability to incur new debt, subject to limitations in our new credit agreement.

Our level of indebtedness could have important consequences to us, including the following:

•	Our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•	We will need a substantial portion of our cash flow to pay the principal and interest on our indebtedness, including indebtedness that we may incur in the future;

•	Payments on our indebtedness will reduce the funds that would otherwise be available for our operations and future business opportunities;

•	A substantial decrease in our net operating cash flows could make it difficult for us to meet our debt service requirements and force us to modify our operations;

•	We may be more highly leveraged than our competitors, which may place us at a competitive disadvantage;

•	Our debt level may make us more vulnerable than our competitors to a downturn in our business or the economy generally;

•	Our debt level reduces our flexibility in responding to changing business and economic conditions; and

•	All of our debt has a variable rate of interest, which increases our vulnerability to interest rate fluctuations.

We may not have sufficient cash to service our indebtedness.

Our ability to service our indebtedness will depend upon, among other things:

•	Our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control; and

•	The future availability of borrowings under our new credit facility or any successor facility, the availability of which may depend on, among other things, our complying with certain covenants.

If our operating results and borrowings under our new credit facility are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing or delaying acquisitions, investments, strategic alliances and/or capital expenditures, selling assets, restructuring or refinancing our indebtedness, or seeking additional equity capital or bankruptcy protection. There is no assurance that we can effect any of these remedies on satisfactory terms, or at all.

Our debt agreements contain operating and financial restrictions which may restrict our business and financing activities.

The operating and financial restrictions and covenants in our new credit facility and any future financing agreements could adversely affect our ability to finance future operations or capital needs or to engage in other business activities. In addition, our new credit facility restricts our ability to:

•	declare dividends, redeem or repurchase capital stock;

•	prepay, redeem or purchase debt;

•	incur liens and engage in sale and leaseback transactions;

•	make loans and investments;

•	incur additional indebtedness;

•	amend or otherwise change debt and other material agreements;

•	make capital expenditures;

•	engage in mergers, acquisitions and asset sales;

•	enter into transactions with affiliates; and

•	change our primary business.

Our new credit facility also requires us to satisfy interest coverage and leverage ratios.

A breach of any of the restrictions, covenants, ratios or tests in our debt agreements could result in defaults under these agreements. A significant portion of our indebtedness then may become immediately due and payable. We might not have, or be able to obtain, sufficient funds to make these accelerated payments. In addition, our obligations under our new credit facility are secured by substantially all of our assets.

A determination by regulators that our independent contractors are employees could expose us to various liabilities and additional costs.

From time to time, tax and other regulatory authorities have sought to assert that independent contractors in the trucking industry are employees, rather than independent contractors. In the future, these authorities could be successful in asserting this position, or the interpretations and tax laws that consider these persons independent contractors could change. If our independent contractors are determined to be our employees, that determination could materially increase our exposure under a variety of federal and state tax, worker’s compensation, unemployment benefits, labor, employment and tort laws, as well as our potential liability for employee benefits. Our business model relies on the fact that our independent contractors are not deemed to be our employees, and exposure to any of the above increased costs would impair our competitiveness in the industry.

If we are unable to identify, make and successfully integrate acquisitions, our profitability could be adversely affected.

Identifying, acquiring and integrating businesses require substantial management, financial and other resources and may pose risks with respect to customer service and market share. Further, acquisitions involve a number of special risks, some or all of which could have a material adverse effect on our business, financial condition and results of operation. These risks include:

•	unforeseen operating difficulties and expenditures;

•	difficulties in assimilation of acquired personnel, operations and technologies;

•	the need to manage a significantly larger and more geographically dispersed business;

•	impairment of goodwill and other intangible assets;

•	diversion of management’s attention from ongoing development of our business or other business concerns;

•	potential loss of customers;

•	failure to retain key personnel of the acquired businesses; and

•	the use of substantial amounts of our available cash.

We have acquired a number of businesses in the past and, although we are not presently considering any significant acquisitions, we may consider acquiring businesses in the future that provide complementary services to those we currently provide or expand our geographic presence. We cannot predict whether we will be able to identify suitable acquisition candidates or be able to acquire them on reasonable terms or at all, and a failure to do so could limit our ability to expand our business. While we believe that we have sufficient financial and management resources and experience to successfully conduct our acquisition activities and integrate the acquired businesses into our operations, our acquisition activities involve more difficult integration issues than those of many other companies because the value of the companies we acquire comes mostly from their business relationships, rather than their assets. The integration of business relationships poses more of a risk than the integration of tangible assets because relationships may suddenly weaken or terminate. Further, logistics businesses we have acquired and may acquire in the future compete with many customers of our wholesale operations and these customers may shift their business elsewhere if they believe our retail operations receive favorable treatment from our wholesale operations. If we are unable to successfully integrate businesses that we have acquired in the past or any business that we may acquire in the future, we could experience difficulties with customers, personnel or others, or our acquisitions might not enhance our competitive position, business and financial prospects.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have incorporated by reference into this prospectus include forward-looking statements, in accordance with Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect our current estimates, expectations and projections about our future results, performance, prospects and opportunities. Forward-looking statements include, among other things, the information concerning our possible future results of operations, business and growth strategies, financing plans, our competitive position and the effects of competition, the projected growth of the industries in which we operate, and the benefits and synergies to be obtained from our completed and any future acquisitions. Forward-looking statements include statements that are not historical facts and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “plan,” “may,” “should,” “will,” “would” and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Important facts that could cause or actual results to differ materially from the results referred to in the forward-looking statements we make in this prospectus include:

•	general economic and business conditions;

•	industry trends;

•	increases in our leverage;

•	changes in our business strategy, development plans or cost savings plans;

•	our ability to integrate acquired businesses;

•	the loss of one or more of our major customers;

•	competition;

•	availability of qualified personnel; and

•	changes in, or the failure to comply with, government regulations.

Our actual results of operations and execution of our business strategy could differ materially from those expressed in, or implied by, the forward-looking statements. In addition, past financial and/or operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. In evaluating our forward-looking statements, you should specifically consider the risks and uncertainties discussed under “Risk Factors” in this prospectus and the applicable prospectus supplement. Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or the prospectus supplement or the date of documents incorporated by reference in this prospectus that include forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES(1)

The following table sets forth the ratio of earnings to fixed charges of Pacer for the years ended December 25, 1998, December 31, 1999, December 29, 2000, December 28, 2001 and December 27, 2002, and for the nine months ended September 19, 2003.

	Fiscal Year Ended					Nine Months Ended September 19, 2003
	December 25, 1998(2)	December 31, 1999(3)	December 29, 2000	December 28, 2001	December 27, 2002
Ratio of earnings to fixed charges	3.0	1.8	1.5	1.2	1.7	2.2

(1)	There are no shares of preferred stock issued and outstanding and there are no required preferred stock dividends. Therefore the ratio of earnings to fixed charges is also the ratio of earnings to fixed charges and preferred stock dividends.
(2)	Prior to November 1998, our company operated as the Stacktrain Services division of APL Land Transport Services, Inc., a wholly-owned subsidiary of APL Limited. In November 1998, APL Land Transport Services, Inc. transferred all of its non-stacktrain assets to its parent, APL Limited. In connection with our recapitalization and acquisition of Pacer Logistics, Inc. in May 1999, APL Land Transport Services, Inc. was renamed Pacer International, Inc. Therefore, amounts for the fiscal year ended December 25, 1998 are not comparable to subsequent years’ data.
(3)	Includes results of Pacer Logistics only since acquisition by us on May 28, 1999. Therefore, amounts for the fiscal year ended December 31, 1999 are not comparable to subsequent years’ data.

USE OF PROCEEDS

Unless indicated otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale by us of our securities for general corporate purposes, including, but not limited to, repayment or refinancing of borrowings, working capital, capital expenditures and acquisitions. We will not receive any proceeds from any sales by the Selling Stockholders of their shares of common stock. Additional information on the use of proceeds from the sale of securities offered by this prospectus may be set forth in the applicable prospectus supplement relating to such offering.

DIVIDEND POLICY

We have not paid any dividends on our common stock and do not intend to pay any dividends on our common stock in the foreseeable future. We currently intend to retain our future earnings to repay debt or to finance the future expansion and continued growth of our business. Future dividends, if any, will be determined by our board of directors. Dividend obligations in respect of any preferred stock which we may offer and sell pursuant to this prospectus and a prospectus supplement will be described in the prospectus supplement.

SELLING STOCKHOLDERS

We are registering 8,702,893 shares of common stock covered by this prospectus for reoffers and resales by the Selling Stockholders. As used in this prospectus, Selling Stockholders will refer to entities listed in the table below, along with any pledgees, donees, transferees or successors in interest who may later hold the Selling Stockholders’ interests who are selling shares received after the date of this prospectus from a named Selling Stockholder as a gift, pledge, partnership distribution or other non-sale related transfer.

The following table sets forth information with respect to the beneficial ownership of shares of the common stock as of December 26, 2003, and as adjusted to reflect the sale of all of the shares of common stock offered by the Selling Stockholders in this offering, for each Selling Stockholder.

The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by such person that are exercisable within 60 days of December 26, 2003, but excludes shares of common stock underlying options held by any other person.

Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Percentage of beneficial ownership is based on 37,167,518 shares of common stock outstanding as of December 26, 2003.

	Common Stock Outstanding	Beneficial Ownership Before Offering			Shares to be Sold in the Offering
		Common Stock Underlying Options Exercisable Within 60 Days	Total	Percent		Beneficial Ownership After Offering
						Total	Percent
Apollo Management IV, L.P. (1)(2)	8,702,893	—	8,702,893	23.4	8,702,893	—	0
Apollo Investment Fund IV, L.P.	6,477,539	—	6,477,539	17.4	6,477,539	—	0
Coyote Acquisition LLC	1,782,400	—	1,782,400	4.8	1,782,400	—	0
Coyote Acquisition II LLC	442,954	—	442,954	1.2	442,954	—	0

(1)	Beneficial ownership of common stock includes the shares owned by each of Apollo Investment Fund IV, L.P. (“AIF”), Coyote Acquisition LLC (“Coyote I”) and Coyote Acquisition II LLC (“Coyote II” and together with Coyote I, “Coyote”) set forth in the above table. Coyote I is a Delaware limited liability company, the sole member of which is AIF and Coyote II is a Delaware limited liability company, the sole member of which is Apollo Overseas Partners IV, L.P. (“AOP”). Each of AIF and AOP is a private investment fund, the general partner of which is Apollo Advisors IV, L.P. (“Advisors”) which is an affiliate of Apollo Management IV, L.P. (“Management”), the manager of Coyote I, Coyote II, AIF and AOP. Each of Advisors and Management may be deemed the beneficial owner of the shares owned by AIF, Coyote I and Coyote II. The business address for Apollo Management IV, L.P., Coyote I, Coyote II, AIF, AOP and Advisors is c/o Apollo Management, L.P., 1301 Avenue of the Americas, New York, NY 10019. Each of Coyote I and Coyote II purchased shares of our common stock in the ordinary course of its business and, at the time of the purchase of our common stock, had no agreements or understandings, directly or indirectly, with any person to distribute such shares. The shares shown as owned by AIF in the table were distributed by Coyote I to AIF prior to the effective date of the registration statement of which this prospectus is a part.
(2)	Excludes 8,458 shares owned by an unaffiliated investor for which a principal of Apollo Management IV, L.P. has been granted a voting proxy. The proxy will terminate upon the earlier to occur of the investor’s sale of the shares, May 28, 2009 and such time as Coyote shall own less than 10% of our outstanding common stock on a fully diluted basis.

ABOUT PACER INTERNATIONAL, INC.

We are a leading North American non-asset based logistics provider. With one of the largest ground-based networks in North America, we were responsible for more than 20% of all U.S. intermodal rail container shipments in 2002 and we purchase over $1 billion of rail transportation annually. Our business focuses on our core intermodal product, with intermodal sales representing 75% of our total revenues. According to Armstrong & Associates, total expenditures managed by third party logistics service providers in North America exceeded $65 billion in 2002 and grew at a compounded annual rate of approximately 14% between 1997 and 2002. We believe our size, geographic scope and comprehensive service offering provide us with distinct competitive advantages to capitalize on this growth trend. These advantages include: the ability to pass volume rate savings and economies of scale to our customers; a significant opportunity to cross-sell services to existing customers; the flexibility to tailor services to our customers’ needs in rapidly changing freight markets; and the ability to provide more reliable and consistent services. Using our proprietary information systems, we provide logistics services to numerous Fortune 500 and multi-national companies, including C.H. Robinson, Ford Motor Company, General Electric, Heinz, Sony, Union Pacific, Wal-Mart Stores, and Whirlpool, which together represented approximately 26% of our 2002 gross revenues, as well as numerous middle-market companies. We utilize a non-asset based strategy in which we seek to limit our investment in equipment and facilities and reduce working capital requirements through arrangements with transportation carriers and equipment providers. This strategy provides us with access to freight terminals and facilities and control over transportation-related equipment without owning assets.

We provide intermodal and other value-added logistics services from two operating segments, our wholesale segment, which provides services principally to transportation intermediaries and international shipping companies, and our retail segment, which provides services principally to end-user customers. We believe the unique combination of our wholesale and retail products and our ability to provide a comprehensive portfolio of services in rapidly changing freight markets provides us with competitive advantages by presenting significant opportunities for enhanced growth and operational synergies. For example, from 2000 to 2002, revenues generated by our wholesale stacktrain operations that were originated by our retail segment increased from approximately $37 million to $109 million for a compound annual growth rate of 72%.

Wholesale

•	Intermodal Services—We are one of the largest non-railroad providers of intermodal rail service in North America. We provide our customers with single company access to a 50,000-mile rail network through long term operating agreements with our primary U.S. rail carriers, Union Pacific and CSX, and other operating arrangements with other railroads, including Canadian National Railroad and two railroads in Mexico. Using this network, we transport cargo containers stacked two high on specially designed railcars (stacktrain method), which provides economic advantages over traditional rail configurations. We provide our customers with rail capacity, equipment and shipment tracking on a nationwide basis and control one of the industry’s largest fleets of stacktrain equipment, including railcars, containers and chassis (steel frames with rubber tires, brakes and lights used to transport containers over the highway). We sell this service primarily to intermodal marketing companies, including our own intermodal marketing company, large automotive intermediaries and international shipping companies.

•	Local Trucking—Our local trucking services are largely provided in and around major U.S. cities as an integral part of our wholesale, intermodal marketing and warehousing and distribution product offerings. We provide these local trucking services through our independent contractors who operate a fleet of approximately 650 trucks.

Retail

•	Intermodal Marketing—We arrange for and optimize the movement of our customers’ freight in containers and trailers utilizing truck and rail transportation. These services are provided both internally through our wholesale service and our truck brokerage and services divisions, and externally through third-party rail and truck carriers. We provide customized tracking of shipments and analysis of charges, negotiate transportation rates, consolidate billing and handle claims for freight loss or damage on behalf of our customers.

•	Truck Brokerage and Services—We arrange the movement of freight in containers or trailers by truck using a nationwide network of over 5,000 independent trucking companies. By utilizing our aggregate volumes to negotiate rates, we are able to provide high quality service at attractive prices. We also arrange for local trucking and flatbed and specialized heavy-haul trucking services on behalf of our customers. We provide these specialized trucking services through independent agents and contractors who operate approximately 600 trucks equipped with van, flatbed and heavy-haul trailers.

•	International Freight Forwarding—We provide our customers with services necessary to move freight internationally. We purchase cargo space from ocean vessels and, to a lesser extent, airlines on a wholesale basis for resale to our customers. We also track and trace shipments and provide customs brokerage services, including documentation preparation and calculation of duties and other charges for compliances with import and export regulations.

•	Supply Chain Management—We provide customized logistics services throughout our customers’ operations, from raw materials delivery through distribution of finished goods. We arrange for infrastructure and equipment, integrated with our customers’ existing systems, to handle distribution planning, just-in-time delivery and automated ordering. We also manage warehouses, distribution centers and other facilities for select customers and consult on identifying and eliminating bottlenecks in our customers’ supply chains by analyzing freight patterns and costs, optimizing facility locations, and developing internal policies and procedures. We leverage these capabilities to drive additional volume to our service offerings.

•	Warehousing and Distribution—We focus on providing customers with an integrated package of warehousing and freight handling services that is customized to fit their specific shipping patterns and inventory needs. Some of the more common freight handling services we provide include the transfer of freight from international containers to rail-based or truck containers (transloading) and repackaging merchandise from various shipments for distribution to multiple customer sites (consolidation/deconsolidation). We provide these services primarily on the West Coast where the majority of U.S. container freight originates.

RECENT DEVELOPMENTS

Two former subsidiaries of our company, Interstate Consolidation, Inc., and Intermodal Container Service, Inc., were named defendants in a class action filed in July 1997 in the State of California, Los Angeles Superior Court, Central District, alleging, among other things, breach of fiduciary duty, unfair business practices, conversion and money had and received in connection with monies allegedly wrongfully deducted from truck drivers’ earnings. The plaintiffs and defendants entered into a Judge Pro Tempore Submission Agreement dated as of October 9, 1998, pursuant to which they waived their rights to a jury trial, stipulated to a certified class, and agreed to a minimum judgment of $250,000 and a maximum judgment of $1.75 million. On August 11, 2000, the trial court issued its Statement of Decision, in which the former subsidiaries prevailed on all issues except one. The only adverse ruling was the trial court’s finding that the former subsidiaries failed to issue certificates of insurance to the owner-operators and therefore failed to disclose that in 1998 the former subsidiaries’ retention on their liability policy was $250,000. The trial court ordered that restitution of $488,978 be paid for this omission. On January 23, 2002, the trial court entered judgment on its decision. Plaintiffs’ counsel then appealed all issues except the independent contractor status of the drivers, and we appealed the disclosure and restitution issue. Appellate arguments were heard in November 2003. On December 12, 2003, the appellate court issued its decision, affirming the trial court’s decision on all issues except one. The appellate court reversed the trial court’s decision that the owner-operators could be charged for the worker compensation insurance coverage that they elected to obtain through the former subsidiaries and remanded this issue to the trial court for a determination of whether this provision of the owner-operator agreement violated California’s Business and Professions Code and, if so, to determine an appropriate remedy. We intend to seek review at the California Supreme Court of the worker compensation and disclosure and restitution issues. Plaintiffs’ counsel has indicated that they will seek review of all other issues. Based upon information presently available and in light of legal and other defenses, management does not expect these legal proceedings to have a material adverse impact on our consolidated financial position, results of operations or liquidity.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, our charter authorizes us to issue 150,000,000 shares of common stock, par value $0.01 per share and 50,000,000 shares of preferred stock, par value $0.01 per share. As of December 26, 2003, approximately 37,167,518 shares of our common stock were outstanding and no shares of preferred stock were outstanding. In addition, there were outstanding options to purchase an aggregate of 2,047,618 shares of common stock and 1,623,461 shares of common stock available for future grant under our stock options plans at December 26, 2003.

The following description of our capital stock, provisions of our charter and bylaws and specific provisions of Tennessee laws are summaries thereof and are qualified in their entirety by reference to our charter, our bylaws and the Tennessee Business Corporation Act (“TBCA”). Copies of our charter and bylaws have been filed with the SEC.

Common Stock

The holders of our common stock are entitled to dividends as our board of directors may declare from time to time from funds legally available therefor, subject to the preferential rights of the holders of any shares of our preferred stock that we may issue in the future. The holders of our common stock are entitled to one vote for each share held of record on any matter to be voted upon by stockholders. Our charter does not provide for cumulative voting in connection with the election of directors, and, accordingly, holders of more than 50% of the shares voting will be able to elect all of the directors. There are no preemptive, conversion, redemption or sinking fund provisions applicable to our common stock.

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share ratably in all assets remaining after payment to creditors and subject to prior distribution rights of any shares of preferred stock that we may issue in the future. All of the outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

The rights and privileges of our common stock may be subordinate to the rights and preferences of any of our preferred stock. The particular terms of any series of preferred stock we offer, including the extent to which the terms described below may apply to that series of preferred stock, will be described in a prospectus supplement relating to that series of preferred stock. The description of the terms of a particular series of preferred stock that will be set forth in the applicable prospectus supplement does not purport to be complete and is qualified in its entirety by reference to the articles of amendment to the charter relating to such series.

No shares of our preferred stock are outstanding. Under our charter, our board of directors, without further action by our stockholders, is authorized to issue 50,000,000 shares of preferred stock in one or more classes or series. The board may fix the rights, preferences and privileges of the preferred stock, along with any limitations or restrictions, including voting powers, dividend rights, conversion rights, redemption privileges and preferences on liquidation and may increase or decrease the size of any such class or series (but not below the number of shares of any class or series of preferred stock then outstanding) to the extent permitted by Tennessee law, the terms of which will be set forth in a prospectus supplement. The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock. The issuance of preferred stock could also have the effect, under certain circumstances, of delaying, deferring or preventing a change of control of our company.

Other Charter and Bylaw Provisions

Some provisions of our charter and bylaws could have anti-takeover effects. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the corporate policies formulated by our board of directors. In addition, these provisions also are intended to ensure that our board of directors will have sufficient time to act in what the board of directors believes to be in our best interests and the best interests of our stockholders. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for the restructuring or sale of all or part of Pacer International. The provisions are also intended to discourage some tactics that may be used in proxy fights. However, these provisions could delay or frustrate the removal of incumbent directors or the assumption of control of us by the holder of a large block of common stock, and could also discourage or make more difficult a merger, tender offer, or proxy contest, even if the event would be favorable to the interests of our stockholders.

Classified Board of Directors

Our charter provides for our board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms, other than directors who may be elected by holders of any preferred stock we may issue in the future. As a result, approximately one-third of our board of directors will be elected each year. The classified board provision will promote the continuity and stability of our board of directors and our business strategies and policies as determined by our board of directors. The classified board provision could have the effect of discouraging a third-party from making an unsolicited tender offer or otherwise attempting to obtain control of us without the approval of our board of directors. In addition, the classified board provision could delay stockholders who do not like the policies of our board of directors from electing a majority of our board of directors for two years.

Stockholder Action Only by Unanimous Written Consent; Special Meetings

Stockholder action can only be taken at an annual or special meeting of stockholders or by written consent under Tennessee law if the stockholders unanimously agree to take action by written consent in lieu of a meeting. Our charter and bylaws provide that special meetings of stockholders may be called only by our board of directors, our Chairman or Chief Executive Officer or two or more members of our board of directors. Our stockholders are not permitted to call a special meeting of stockholders or to require that our board of directors call a special meeting. Our bylaws provide that only those matters included in the notice of special meeting may be considered or acted upon at the special meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominees

Our bylaws establish an advance notice procedure for our stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. The stockholder notice procedure provides that only persons who are nominated by, or at the direction of, our board of directors or by a stockholder who has given timely written notice to our Secretary prior to the meeting at which directors are to be elected will be eligible for election as our directors. The stockholder notice procedure also provides that at an annual meeting only business properly brought before the meeting by, or at the direction of, our board of directors or by a stockholder who has given timely written notice to our Secretary of that stockholder’s intention to bring the business before the meeting, shall be conducted and acted upon. Under the stockholder notice procedure, if a stockholder desires to submit a proposal or nominate persons for election as directors at an annual meeting, the stockholder’s written notice must be delivered to or mailed and received not less than 90 days nor more than 120 days prior to the first anniversary of the date our notice of annual meeting was provided with respect to the previous year’s annual meeting. If no annual meeting was held in the previous year or the date of the annual meeting of stockholders has been changed to be more than 30 days earlier than or 60 days later then the anniversary date of the previous year’s annual meeting of stockholders, then notice by the stockholder must be received by us not more than 90 days before nor later than the later of 60 days prior to the annual meeting or the tenth day following the date on which public announcement of the annual meeting is first made. In addition, under the stockholder notice procedure, a stockholder’s notice proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must contain specified information. If the chairman of a meeting determines that business was not properly brought before the meeting in accordance with the stockholder notice procedure, the business will not be discussed or transacted.

Number of Directors; Removal; Filling Vacancies

Our charter and bylaws provide that our board of directors shall consist of not less than 3 nor more than 18 directors, other than directors elected by holders of our preferred stock, the exact number to be fixed from time to time by resolution adopted by our directors. Further, subject to the rights of the holders of any series of our preferred stock, if any, our charter and bylaws authorize our board of directors to elect additional directors under specified circumstances and fill any vacancies that occur in our board of directors by reason of death, resignation, removal or otherwise. A director so elected by our board of directors to fill a vacancy or a newly created directorship holds office until the next annual meeting of stockholders and until his successor is elected and qualified. Subject to the rights of the holders of any series of our preferred stock, if any, our charter and bylaws also provide that directors may be removed only for cause and only by the affirmative vote of holders of seventy-five percent (75%) of the voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class unless a vote of a special group is otherwise required by law. The effect of these provisions is to preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of our board of directors by filling the vacancies created by a director’s removal with its own nominees.

Business Combinations with Interested Stockholders

Our charter provides that a “related person” cannot engage in a “business combination” with us unless the combination:

•	takes place at least five years after the related person became a related person; and

•	either is approved by at least 75% of the outstanding voting stock not beneficially owned by the related person or its affiliates or associates at a properly called stockholders’ meeting or satisfies specified fairness conditions including, among others, the requirement that the per share consideration received in any such business combination by each of our stockholders is not less than the highest of

•	the highest per share price paid by the related person during the preceding five year period for shares of the same class or series plus interest thereon from such date at a treasury bill rate less the aggregate amount of any cash dividends paid and the market value of any dividends paid other than in cash during such period, up to the amount of such interest,

•	the highest preferential amount, if any, such class or series is entitled to receive on liquidation, plus the aggregate amount of preferred dividends declared or due, or

•	the market value of the shares on either the date the business combination is announced or the date when the related person reaches the 10% threshold, whichever is higher, plus interest thereon less dividends as noted above.

These provisions apply unless the business combination or the transaction that resulted in a stockholder becoming a related person is approved by our board of directors before that entity becomes a related person, the related person became a related person prior to the date of our initial public offering or our board determines that the related person inadvertently became a related person and the related person as soon as practicable divests itself of a sufficient number of shares so that it is no longer a related person.

Our charter defines “business combination,” generally to mean any:

•	merger or consolidation;

•	share exchange;

•	sale, lease, exchange, pledge, mortgage or other transfer (in one transaction or a series of transactions) of assets representing 10% or more of

•	the market value of our consolidated assets,

•	the market value of our outstanding shares, or

•	our consolidated net income

•	issuance or transfer of shares from the company to the related person;

•	plan of liquidation;

•	transaction in which the related person’s proportionate share of the outstanding shares of any class of securities is increased; or

•	financing arrangements pursuant to which the related person, directly or indirectly, receives a benefit except proportionately as a stockholder.

Our charter defines “related person” generally to mean any person, other than Apollo Management, Coyote I, Coyote II and their affiliates, who is the beneficial owner, either directly or indirectly, of 10% or more of any class or series of the outstanding voting stock or any affiliate or associate of the corporation who has been the beneficial owner, either directly or indirectly, of 10% or more of the voting power of any class or series of the our stock at any time within the five-year period preceding the date in question.

The effect of the above may make a change of control of us harder by delaying, deferring or preventing a tender offer or takeover attempt that you might consider to be in your best interest, including those attempts that might result in the payment of a premium over the market price for your shares. They may also promote the continuity of our management by making it more difficult for stockholders to remove or change the incumbent members of the board of directors.

The foregoing provisions of our charter are substantially similar to the provisions of the Tennessee Business Combination Act. We have included these provisions in our charter because we are not currently subject to the Combination Act. In order for a corporation to be governed by the provisions of the Combination Act, the corporation must satisfy two of six specified tests and we do not currently satisfy two of the six tests. If in the future we satisfy any two of the six tests, we would also become subject to the provisions of the Combination Act as well as the provisions of our charter.

Amendment of Charter

The provisions of our charter that would have anti-takeover effects as described above are subject to amendment, alteration or repeal at a meeting of the stockholders by the affirmative vote of the holders of not less than seventy-five (75%) of the outstanding shares of voting securities. This requirement makes it more difficult for stockholders to make changes to the provisions in our charter which could have anti-takeover effects by allowing the holders of a minority of the voting securities to prevent the holders of a majority of voting securities from amending these provisions of our charter.

Amendment of Bylaws

Our charter provides that our bylaws are subject to adoption, amendment, alteration or repeal either by our board of directors without the assent or vote of our stockholders, or by the affirmative vote of the holders of not less than seventy-five (75%) of the outstanding shares of voting securities. This provision makes it more difficult for stockholders to make changes in our bylaws by allowing the holders of a minority of the voting securities to prevent the holders of a majority of voting securities from amending our bylaws.

Tennessee Greenmail Act

The Tennessee Greenmail Act prohibits us from purchasing or agreeing to purchase any of our securities, at a price higher than fair market value, from a holder of 3% or more of any class of our securities who has beneficially owned the securities for less than two years. We can make this purchase if the majority of the outstanding shares of each class of voting stock issued by us approves the purchase or if we make an offer of at least equal value per share to all holders of shares of that class.

Tennessee Control Share Acquisition Act

The Tennessee Control Share Acquisition Act strips a purchaser’s shares of voting rights any time an acquisition of shares in a Tennessee corporation which has elected to be covered by the Tennessee Control Share Acquisition Act brings the purchaser’s voting power to one-fifth, one-third or a majority of all voting power. The purchaser’s voting rights can be restored only by a majority vote of the other stockholders. The purchaser may demand a meeting of stockholders to conduct such a vote. The purchaser can demand a meeting for this purpose before acquiring shares in excess of the thresholds described above, which we refer to as a control share acquisition, only if it holds at least 10% of the outstanding shares and announces a good faith intention to make the acquisition of shares having voting power in excess of the thresholds stated above. If a target corporation so elects prior to the date on which a purchaser makes a control share acquisition, a target corporation may redeem the purchaser’s shares if the shares are not granted voting rights.

Limitation on Liability and Indemnification of Officers and Directors

Our charter provides that, to the fullest extent permitted by the TBCA, a director will not be liable to us or our stockholders for monetary damages resulting from a breach of his or her fiduciary duty as a director. Under the TBCA, directors have a fiduciary duty which is not eliminated by this provision in our charter. In some circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the TBCA for breach of the director’s duty of loyalty, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or which involve intentional misconduct or knowing violations of law and for payment of dividends that are prohibited by the TBCA. This charter provision does not affect the directors’ responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

The TBCA provides that a corporation may indemnify any director or officer made a party to a proceeding because the individual is or was a director or officer against liability incurred in connection with a proceeding if the director or officer acted in good faith, and reasonably believed, in the case of conduct in his or her official capacity with the corporation, that the conduct was in the corporation’s best interest, and in all other cases that the conduct was at least not opposed to the corporation’s best interest. In connection with any criminal proceeding, a corporation may indemnify any director or officer who satisfies the conditions above and had no reasonable cause to believe that his or her conduct was unlawful.

In actions brought by or in the right of the corporation, however, the TBCA does not allow indemnification if the director or officer was adjudged to be liable to the corporation. Similarly, the TBCA prohibits indemnification in connection with any proceeding charging improper personal benefit to a director or officer in which the director or officer was adjudged liable because a personal benefit was improperly received.

Notwithstanding the foregoing, the TBCA provides that a court may order a corporation to indemnify a director or officer for reasonable expense if, in consideration of all relevant circumstances, the court determines that the individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met or the individual was adjudged liable for improperly receiving a personal benefit.

In cases when the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in connection with the proceeding, unless the corporation limits this obligation in its charter.

Our bylaws provide that we shall indemnify and advance expenses to our directors and officers to the fullest extent permitted by the TBCA. We also maintain insurance to protect any director or officer against any liability and will enter into indemnification agreements to indemnify our directors in addition to the indemnification provided in our charter and bylaws.

Coyote Registration Rights Agreement

We are party to a registration rights agreement with Coyote I and Coyote II pursuant to which such affiliates have demand and incidental registration rights. As a result, at Apollo’s written request, we are obliged to prepare and file a registration statement covering the shares so requested to be registered by Coyote entities and their affiliates. We have registered all of the 8,702,893 shares of common stock owned by the Coyote entities and their affiliates and being offered pursuant to this prospectus in response to Apollo’s exercise of its registration rights under this agreement. In addition, should we propose to register any of our own common stock for sale to the public or issue our common stock in an underwritten offering pursuant to this prospectus, the Coyote entities have the opportunity to include their common stock in the same or a concurrent offering. We will bear all expenses, with the exception of selling expenses, incurred in the registration process for this offering and in future offerings by the Coyote entities and their affiliates pursuant to their registration rights under this agreement.

Nasdaq Trading

Our common stock is listed on The Nasdaq National Market under the symbol “PACR.”

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is LaSalle Bank National Association.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which consist of warrants to purchase common and/or preferred stock in one or more series. Warrants may be offered independently or together with common and/or preferred stock offered by any prospectus supplement, and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement. The terms of any warrants we offer under a prospectus supplement may differ from the terms we describe below.

We will issue the warrants under a warrant agreement which we will enter into with a warrant agent to be selected by us. We use the term “warrant agent” to refer to the warrant agent under any of these warrant agreements. The warrant agent will act solely as an agent of ours in connection with the warrants and will not act as an agent for the holders or beneficial owners of the warrants.

The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement applicable to a particular series of warrants. We urge you to read the applicable prospectus supplements related to the warrants that we sell under this prospectus, as well as the complete warrant agreements that contain the terms of the warrants.

General

The prospectus supplement relating to any particular issue of common stock or preferred stock warrants will describe the terms of such warrants, including the following:

•	the title of such warrants;

•	the offering price and the aggregate number of warrants offered;

•	the designation and terms of the common stock or series of preferred stock purchasable upon exercise of such warrants;

•	if applicable, the designation and terms of the offered securities with which such warrants are issued and the number of such warrants issued with each such offered security;

•	if applicable, the date from and after which such warrants and any offered securities issued therewith will be separately transferable;

•	the number of shares of common stock or preferred stock purchasable upon exercise of a warrant and the price at which such shares may be purchased upon exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the antidilution provisions of such warrants, if any;

•	the redemption or call provisions, if any, applicable to such warrants; and

•	any additional terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Exercise of Warrants

Each holder of a warrant is entitled to purchase the number of shares of common or preferred stock, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Amendments and Supplements to the Warrant Agreements

We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants to cure ambiguities in the warrant agreement, to cure or correct a defective provision in the warrant agreement, or to provide for other matters under the warrant agreement that we and the warrant agent deem necessary or desirable, so long as, in each case, such amendments or supplements do not materially adversely affect the interests of the holders of the warrants.

Warrant Adjustments

Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of securities covered by, a common or preferred stock warrant will be adjusted proportionately if we subdivide or combine our common or preferred stock. Additional anti-dilution adjustments, if any, will be described in the prospectus supplement relating to any particular issue of warrants.

Except as stated above, or in a prospectus supplement, the exercise price and number of securities covered by a common or preferred stock warrant, and the amounts of other securities or property to be received, if any, upon exercise of those warrants, will not be adjusted or provided for if we issue common or preferred stock or any securities convertible into or exchangeable for common or preferred stock, or securities carrying the right to purchase common or preferred stock or securities convertible into or exchangeable for common or preferred stock.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee or depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Global securities will be registered in the name of the depositary. Consequently, for global securities, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a global security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities that are not issued in global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we or any applicable trustee or depositary will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we or any such trustee or depositary will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee or third party employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with its participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend the rights, preferences or privileges of our preferred stock or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

When we refer to you, we mean those who invest in the securities being offered by this prospectus, whether they are the legal holders or only indirect holders of those securities. When we refer to your securities, we mean the securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form because the securities are represented by one or more global securities or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are global securities, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security which represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we issue to, deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all global securities issued under this prospectus.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “—Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued as a global security, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only as a global security, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in the global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in the global security. We have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We also do not supervise the depositary in any way;

•	The depositary may, and we understand that DTC will, require that those who purchase and sell interests in the global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in the global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will be Terminated

In a few special situations described below, a global security will terminate and interests in it will be exchanged for physical certificates representing those interests.

After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

A global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within a specified time period; or

•	if we elect to terminate that global security.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not our company, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We and/or the Selling Stockholders may sell the securities offered by this prospectus to one or more underwriters or dealers for public offering, through agents, directly to purchasers or through a combination of any such methods of sale. The name of any such underwriter, dealer or agent involved in the offer and sale of the securities, the amounts underwritten and the nature of its obligation to take the securities will be named in the applicable prospectus supplement. We have, along with the Selling Stockholders, reserved the right to sell the securities directly to investors on our own behalf, or on behalf of the Selling Stockholders, in those jurisdictions where we, or the Selling Stockholders, are authorized to do so. The sale of the securities may be effected in transactions (which may involve crosses or block transactions) (a) on any national or international securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, (b) in the over-the-counter market, (c) in transactions otherwise than on such exchanges or in the over-the-counter market or (d) through the writing of options. In addition, the Selling Stockholders may sell shares that qualify for sale pursuant to Rule 144 under the Securities Act pursuant to that rule.

We and/or the Selling Stockholders, and our respective agents and underwriters, may offer and sell the securities at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The securities may be offered on an exchange, which will be disclosed in the applicable prospectus supplement. We or the Selling Stockholders may, from time to time, authorize dealers, acting as our agents, to offer and sell the securities upon such terms and conditions as set forth in the applicable prospectus supplement.

If we or the Selling Stockholders use underwriters to sell securities, we or the Selling Stockholders will enter into an underwriting agreement with them at the time of the sale to them. In connection with the sale of the securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Any underwriting compensation paid by us or the Selling Stockholders to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement to the extent required by applicable law. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions (which may be changed from time to time) from the purchasers for whom they may act as agents.

Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.

If so indicated in the prospectus supplement, we or the Selling Stockholders will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase offered securities from us or the Selling Stockholders at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the applicable prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

Underwriters, dealers and agents may be entitled, under agreements entered into with us or the Selling Stockholders to indemnification against and contribution towards certain civil liabilities, including any liabilities under the Securities Act.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. These may include over-allotment, stabilization, syndicate, short covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

Any securities other than our common stock issued hereunder may be new issues of securities with no established trading market. Any underwriters or agents to or through whom such securities are sold for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. If a public market for any such securities does develop, the volume of trading, the level of liquidity or prices in any such market might not be adequate to allow investors to promptly sell their securities at prices equal to or greater than the original offering price or their purchase price in such market, as the case may be. The amount of expenses expected to be incurred by us in connection with any issuance of securities will be set forth in the applicable prospectus supplement. Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, us and certain of our affiliates or the Selling Stockholders and in the ordinary course of our business.

The Selling Stockholders and broker-dealers, if any, acting in connection with these sales might be deemed to be “underwriters” within the meaning of section 2(11) of the Securities Act. Any commission they receive and any profit upon the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

During such time as we and the Selling Stockholders may be engaged in a distribution of the securities covered by this prospectus, we and the Selling Stockholders are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes us, the Selling Stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

We will not receive any of the proceeds from the sale of the common stock by the Selling Stockholders. We have agreed to bear the expenses of registration of the Selling Stockholders’ common stock. We have also agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

There can be no assurance that the Selling Stockholders will sell any or all of their shares of common stock covered by this prospectus.

LEGAL MATTERS

Except as otherwise set forth in a prospectus supplement, the validity of any securities offered by us hereby will be passed upon for us by the law firm of Bass, Berry & Sims PLC, Nashville, Tennessee. Bass, Berry & Sims PLC has passed upon the validity of the common stock being offered by the Selling Stockholders.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended December 27, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, NW, Washington, D.C. 20549, and at the SEC’s public reference rooms in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC’s website at www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. The documents we are incorporating by reference are:

•	Our annual report on Form 10-K for our fiscal year ended December 27, 2002;

•	Our quarterly reports on Form 10-Q for our fiscal quarters ended April 4, 2003, June 27, 2003 and September 19, 2003;

•	Our definitive proxy statement dated March 24, 2003;

•	Our reports on Form 8-K filed February 6, 2003, June 13, 2003 and December 29, 2003; and

•	The description of our common stock contained in the registration statement on Form 8-A filed May 23, 2002.

All other documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement and prior to the termination of the offerings being made by this prospectus shall also be deemed to be incorporated by reference in this prospectus and to be a part hereof from the respective dates of the filing of such documents (other than any such documents, or portions thereof, which under the Securities Exchange Act of 1934 and applicable SEC rules, are not deemed “filed” under that Act). If we have incorporated by reference any statement or information in this prospectus and we subsequently modify that statement or information with information contained in this prospectus or a subsequent incorporated document, the statement or information previously incorporated in this prospectus is also modified or superseded in the same manner.

We will provide without charge to each person, including any beneficial owner to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of these documents, other than exhibits to those documents that are not specifically incorporated by reference into the documents. You may request copies by contacting Pacer International, Inc., 2300 Clayton Road, Suite 1200, Concord CA 94520, Attention: Lawrence C. Yarberry, Telephone (877) 917-2237. The reports we file with the SEC are also available free of charge from our website at www.pacer-international.com. Information contained on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

We distribute to all holders of the shares of common stock annual reports containing audited consolidated financial statements together with a report by our independent certified public accountants.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth all fees and expenses payable by the registrant in connection with the issuance and distribution of the securities being registered hereby. All of such expenses, except the SEC registration fee, are estimated.

SEC Registration Fee	$26,604
Accounting Fees and Expenses	150,000
Legal Fees and Expenses	150,000
Printing and Miscellaneous Expenses	5,000

Total	$331,604

Item 15. Indemnification of Directors and Officers.

Our charter provides that, to the fullest extent permitted by the Tennessee Business Corporation Act (“TBCA”), a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of any fiduciary duty as a director. Under the TBCA, this provision does not relieve a director from personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the extent such liability arises from a judgment or other final adjudication establishing: (a) any breach of the director’s duty of loyalty; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (c) any unlawful distributions. Nor does this provision eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Tennessee law. Finally, this provision does not affect a director’s responsibilities under any other law, such as the Federal securities laws or state or Federal environmental laws.

The TBCA provides that a corporation may indemnify any director or officer against liability incurred in connection with a proceeding if the director or officer acted in good faith or reasonably believed, in the case of conduct in his or her official capacity with the corporation, that the conduct was in the corporation’s best interest. In all other civil cases, a corporation may indemnify a director or officer who reasonably believed that his or her conduct was not opposed to the best interest of the corporation. In connection with any criminal proceeding, a corporation may indemnify any director or officer who had no reasonable cause to believe that his or her conduct was unlawful.

In actions brought by or in the right of the corporation, however, the TBCA does not allow indemnification if the director or officer is adjudged to be liable to the corporation. Similarly, the TBCA prohibits indemnification in connection with any proceeding charging improper personal benefit to a director or officer if the director or officer is adjudged liable because a personal benefit was improperly received.

Notwithstanding the foregoing, the TBCA provides that a court may order a corporation to indemnify a director or officer for reasonable expense if, in consideration of all relevant circumstances, the court determines that the individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met or the individual was adjudged liable for improperly receiving a personal benefit.

In cases when the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding unless the corporation limits this obligation in its charter.

Our bylaws provide that we will indemnify and advance expenses to our directors and officers to the fullest extent permitted by the TBCA. We also maintain insurance to protect any director or officer against any liability and will enter into indemnification agreements with each of our directors.

Item 16. Exhibits

1.1	Form of Underwriting Agreement—Equity*

1.2	Form of Underwriting Agreement—Warrants*

5.1	Opinion of Bass, Berry & Sims PLC, with respect to the securities to be offered by the Company and the common stock to be offered by Selling Stockholders

12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1)

24.1	Powers of Attorney (included in the signature pages hereof).

*	Executed versions of this agreement, if any, will, if applicable, be filed as an exhibit to a Current Report of the registrant on Form 8-K after the issuance of the securities to which they relate.

Item 17. Undertakings

1. The undersigned Registrant hereby undertakes:

a. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent fundamental change in the information set forth in the Registration Statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

b. That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the “Act”), each filing of the Registrant’s annual report pursuant to Section 13 (a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule

14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report to security holders that is specifically incorporated by reference in the prospectus and to provide such interim financial information.

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on the 7th day of January, 2004.

PACER INTERNATIONAL, INC.

By:	LAWRENCE C. YARBERRY
Lawrence C. Yarberry, Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Lawrence C. Yarberry and Michael F. Killea his true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement (including all pre-effective and post-effective amendments thereto and all registration statements filed pursuant to Rule 462(b) which incorporate this Registration Statement by reference) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

DONALD C. ORRIS Donald C. Orris	Chairman, President and Chief Executive Officer	January 7, 2004

LAWRENCE C. YARBERRY Lawrence C. Yarberry	Executive Vice President and Chief Financial Officer and Principal Accounting Officer	January 7, 2004

JOSHUA J. HARRIS Joshua J. Harris	Director	January 7, 2004

BRUCE H. SPECTOR Bruce H. Spector	Director	January 7, 2004

MARC E. BECKER Marc E. Becker	Director	January 7, 2004

MICHAEL S. GROSS Michael S. Gross	Director	January 7, 2004

THOMAS L. FINKBINER Thomas L. Finkbiner	Director	January 7, 2004

JOHN J. HANNAN John J. Hannan	Director	January 7, 2004

ROBERT S. RENNARD Robert S. Rennard	Director	January 7, 2004

JOHN P. TAGUE John P. Tague	Director	January 7, 2004

EXHIBIT INDEX

Exhibit Number	Exhibit Description
1.1	Form of Underwriting Agreement—Equity*

1.2	Form of Underwriting Agreement—Warrants*

5.1	Opinion of Bass, Berry & Sims PLC, with respect to the securities to be offered by the Company and the common stock to be offered by Selling Stockholders

12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1)

24.1	Powers of Attorney (included in the signature pages hereof).

*	Executed versions of this agreement, if any, will, if applicable, be filed as an exhibit to a Current Report of the registrant on Form 8-K after the issuance of the securities to which they relate.